Filed Pursuant to Rule 433

Registration No.: 333-134553

FX Basket-Linked Note

“US Dollar Bullish Note”	Preliminary Terms and Conditions
February 7, 2008
Contact: + 1 212 526 2237

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Summary Description

This note allows an investor to hold a long position in the U.S. dollar (USD) relative to a single basket of currencies, including the Euro (EUR), Japanese Yen (JPY), British Pound (GBP), Canadian Dollar (CAD), Swedish Krona (SEK), and Swiss Franc (CHF) (collectively, the Reference Currencies) . If, as of the Valuation Date, the Basket Return is greater than zero (that is, if the USD has in aggregate appreciated relative to the Reference Currencies on the Valuation Date), the investor will receive a single payment at maturity equal to the principal amount of the notes plus an additional return equal to the principal amount of the notes multiplied by the product of [100%] (the Leverage) and the Basket Return. If the Basket Return on the Valuation Date is less than or equal to zero (that is, if the USD has in aggregate depreciated or not appreciated relative to the Reference Currencies on the Valuation Date), then the investor will receive at maturity only the principal amount of the notes, with no additional return. The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, AA–)(1)
Issue Size	USD [TBD]
Issue Price	100%
Principal Protection	100% at the Maturity Date
Trade Date	[TBD]
Issue Date	Trade Date + 3 Business Days
Valuation Date

[Maturity Date – 3 Valuation Business Days]; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Disruption Events” below).

Maturity Date	Issue Date + 2 years
Reference Currencies	Euro (EUR), Japanese Yen (JPY), British Pound (GBP), Canadian Dollar (CAD), Swedish Krona (SEK) and Swiss Franc (CHF)

(1)  Lehman Brothers Holdings Inc. is rated A1 by Moody’s, A+ by Standard & Poor’s and AA– by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Reference Exchange Rates

For EUR and GBP, the spot exchange rates for each of EUR and GBP quoted against the U.S. dollar, expressed as the number of USD per unit of the Reference Currency. For JPY, CAD, SEK and CHF, the spot exchange rate for each of JPY, CAD, SEK and CHF, respectively, quoted against the U.S. dollar, expressed as the number of units of the Reference Currency per one USD.

Leverage	A minimum of 100%
Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount, if any
Additional Amount	A single U.S. dollar amount equal to the principal amount of each note multiplied by:
	Leverage x Basket Return		If the Basket return is greater than zero
	provided that the minimum Additional Amount payable on the notes shall be zero.
Basket Return	The sum of the Weighted Currency Returns for the Reference Currencies
Weighted Currency Returns	For EUR and GBP.
	Weighting* {	Initial Reference Currency Rate – Settlement Rate	}
		Settlement Rate

	For JPY, CAD, SEK and CHF:
	Weighting* {	Settlement Rate – Initial Reference Currency Rate	}
		Initial Reference Currency Rate
Weightings and Initial Reference Currency Rates	The Weighting and Initial Reference Currency Rate for each Reference Currency is as set forth below:
	Reference Currency	Weighting	Initial Reference Currency Rate
	EUR	57.6%	[TBD]
	JPY	13.6%	[TBD]
	GBP	11.9%	[TBD]
	CAD	9.1%	[TBD]
	SEK	4.2%	[TBD]
	CHF	3.6%	[TBD]

The Initial Reference Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency on the Trade Date, determined in accordance with the applicable Settlement Rate Option.

Settlement Rate

For each Reference Currency, the Reference Exchange Rate on the Valuation Date, determined by the Calculation Agent in accordance with the applicable Settlement Rate Option (subject to the occurrence of a Disruption Event).

Settlement Rate Option and Valuation Business Day:	For each Reference Currency as set forth below:
Reference
	Currency	Screen Reference*	Valuation Business Day
	EUR	Reuters page EURUSDFIXM=WM (as substitute for 1FED)	London
	JPY	Reuters page USDJPYFIXM=WM (as substitute for 1FED)	London
	GBP	Reuters page GBPUSDFIXM=WM (as substitute for 1FED)	London
	CAD	Reuters page USDCADFIXM=WM (as substitute for 1FED)	London
	SEK	Reuters page USDSEKFIXM=WM (as substitute for 1FED)	London
	CHF	Reuters page USDCHFFIXM=WM (as substitute for 1FED)	London

*In each case, as observed at approximately 4.00 p.m. London time.

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the Series I MTN prospectus supplement.

Business Day	New York
Business Day Convention	Following
Disruption Events	If a Disruption Event relating to one or more Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:
• for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•                       for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the Series I MTN prospectus supplement).

A “Disruption Event” means any of the following events with respect to a Reference Currency, as determined in good faith by the Calculation Agent:

(A)           the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of the Reference Currency into USD through customary legal channels; or (y) for any Reference Currency other than EUR, the delivery of USD from accounts inside the Reference Currency Jurisdiction with respect to such Reference Currency to accounts outside that Reference Currency Jurisdiction;

(B) the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)             the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) for any Reference Currency other than EUR, in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

Calculation Agent	Lehman Brothers Inc.
Underwriter	Lehman Brothers Inc.
Identifier	ISIN: [TBD]
CUSIP: [TBD]
Settlement System	DTC
Denominations	USD 1,000 and integral multiples of USD 1,000
Issue Type	US MTN
Fees		Price to Public (1)	Fees (2)	Proceeds to the Issuer
	Per note	$1,000	$[10.00]	$[990.00]
Total

(1)               The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)               Lehman Brothers Inc. will receive commissions of up to $[10.00] per $1,000 principal amount, or of up to [1.00]%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

Risk Factors

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency-Indexed Notes” specifically, in the Series I MTN prospectus supplement.

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the Series I MTN prospectus supplement.

Historical Exchange Rates

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending January 30, 2005, through the week ending February 3, 2008, using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data. The spot exchange rates are expressed as the amount of Reference Currency per U.S. dollar to show the appreciation or depreciation, as the case may be, of the U.S. dollar relative to the Reference Currency (and, in the case of EUR and GBP, are the inverse of the spot exchange rates used to calculate the Basket Return, which are expressed as the amount of U.S. dollars per Reference Currency). The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Return or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Basket Return will be greater than, less than or equal to zero and, consequently, the Additional Amount payable at maturity. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Historical Basket Return

The following chart shows the hypothetical Basket Return at the end of each week in the period from the week ending January 30, 2005, through the week ending February 3, 2008, based on the hypothetical composite performance of the Reference Currencies using data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data. The Basket Return was indexed to a level of 0.0 on February 3, 2008, based upon the Reference Exchange Rates determined on that day. The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Return described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar (except for EUR and GBP, which are expressed as the number of USD per unit of the Reference Currency). For purposes of the notes and the determination of the Additional Amount, the Basket Return will be indexed to 0.0 on the Trade Date.

Daily =Basket
1/30/2005 – 2/3/2008
MT)
Line, =Basket, Default(Last)
2/6/2008, 0.0001
Price
USD
0.16
0.15
0.14
0.13
0.12
0.11
0.1
0.09
0.08
0.07
0.06
0.05
0.04
0.03
0.02
0.01
0
-0.01
#####
F M A M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O N D J F
Q1 05
Q2 05
Q3 05
Q4 05
Q1 06
Q2 06
Q3 06
Q4 06
Q1 07
Q2 07
Q3 07
Q4 07

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note show scenarios for the Redemption Amount payable at maturity of the notes, including scenarios for the Additional Amounts payable if the Basket Return is greater or less than zero, based on hypothetical values for the Leverage ([100]%) and the Initial Reference Currency Rates (each of which will be determined on the Trade Date), as well hypothetical values for the Settlement Rates (which will be determined on the Valuation Date), and the resulting Basket Return.

The Initial Reference Currency Rate and Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.

Example 1: The USD appreciates relative to each of the EUR, JPY, GBP, CAD, SEK and CHF, resulting in a Basket Return of 0.0807 (8.07%). Because the Basket Return is greater than zero, the Additional Amount is equal to 8.07%, and the Redemption Amount is equal to 108.07%, times the principal amount of the notes.

Because the Basket Return is 0.0807, the Redemption Amount payable at maturity is equal to $1,080.70 per $1,000 note (reflecting an Additional Amount of $80.70 per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000* 100%* 0.0807) = $1,080.70

The table below illustrates how the Basket Return in the above example was calculated:

	Initial Reference
Basket	Currency Rate	Settlement Rate		Weighted
Currency	(on Trade Date)	(on Valuation Date)	Weighting	Currency Return
EUR	1.4649	1.3477	57.6%	0.0501
JPY	106.86	116.477	13.6%	0.0122
GBP	1.9659	1.82121	11.9%	0.0095
CAD	1.0098	1.07039	9.1%	0.0055
SEK	6.4449	6.8638	4.2%	0.0027
CHF	1.0988	1.1208	3.6%	0.0007
	Basket Return = Sum of Weighted Currency Returns =			0.0807

Example 2: The USD depreciates relative to each of the EUR, JPY, GBP, CAD, SEK and CHF, resulting in a Basket Return of –0.0391 (–3.91%). Because the Basket Return is less than zero, the Additional Amount is equal to 0%, and the Redemption Amount is equal to 100%, times the principal amount of the notes.

Because the Basket Return is –0.0391, the Redemption Amount payable at maturity is equal to $1,000 per $1,000 note (reflecting an Additional Amount of $0 per note), the repayment of principal invested, with no additional return.

The table below illustrates how the Basket Return in the above example was calculated:

	Initial Reference
Basket	Currency Rate	Settlement Rate		Weighted
Currency	(on Trade Date)	(on Valuation Date)	Weighting	Currency Return
EUR	1.4649	1.5135	57.6%	–0.0185
JPY	106.86	102.58	13.6%	–0.0054
GBP	1.9659	2.0700	11.9%	–0.0060
CAD	1.0098	0.9492	9.1%	–0.0055
SEK	6.4449	6.3160	4.2%	–0.0008
CHF	1.0988	1.0109	3.6%	–0.0029
	Basket Return = Sum of Weighted Currency Returns =			–0.0391

Example 3: The USD appreciates relative to each of the EUR, GBP and CHF, but depreciates relative to the JPY, CAD and SEK, resulting in a Basket Return of 0.0429 (4.29%). Because the Basket Return is greater than zero, the Additional Amount is equal to 4.29%, and the Redemption Amount is equal to 104.29%, times the principal amount of the notes.

Because the Basket Return is 0.0429, the Redemption Amount payable at maturity is equal to $1,042.90 per $1,000 note (reflecting an Additional Amount of $42.90 per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000* 100%* 0.0429) = $1,042.90

The table below illustrates how the Basket Return in the above example was calculated:

	Initial Reference
Basket	Currency Rate	Settlement Rate		Weighted
Currency	(on Trade Date)	(on Valuation Date)	Weighting	Currency Return
EUR	1.4649	1.3313	57.6%	0.0578
JPY	106.86	100.45	13.6%	–0.0082
GBP	1.9659	1.9069	11.9%	0.0037
CAD	1.0098	0.9088	9.1%	–0.0091
SEK	6.4449	5.8004	4.2%	–0.0042
CHF	1.0988	1.1867	3.6%	0.0029
	Basket Return = Sum of Weighted Currency Returns =			0.0429

Example 4: The USD appreciates relative to each of the JPY, GBP and CAD, but depreciates relative to the EUR, SEK and CHF resulting in a Basket Return of –0.0198 (–1.98%). Because the Basket Return is less than zero, the Additional Amount is equal to 0%, and the Redemption Amount is equal to the product of 100%, times the principal amount of the notes.

Because the Basket Return is –0.0198, the Redemption Amount payable at maturity is equal to $1,000 per $1,000 note (reflecting an Additional Amount of $0 per note), the repayment of principal invested, with no additional return.

The table below illustrates how the Basket Return in the above example was calculated:

	Initial Reference
Basket	Currency Rate	Settlement Rate		Weighted
Currency	(on Trade Date)	(on Valuation Date)	Weighting	Currency Return
EUR	1.4649	1.5389	57.6%	–0.0277
JPY	106.86	109.00	13.6%	0.0027
GBP	1.9659	1.7870	11.9%	0.0119
CAD	1.0098	1.0300	9.1%	0.0018
SEK	6.4449	5.8004	4.2%	–0.0042
CHF	1.0988	0.9669	3.6%	–0.0043
	Basket Return = Sum of Weighted Currency Returns =			–0.0198